Exhibit 10.3

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE, THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, § 15-48-10, ET. SEQ., CODE OF LAWS OF SOUTH CAROLINA (1976), AS AMENDED.

STATE OF SOUTH CAROLINA	)
COUNTY OF GREENVILLE	)	NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT (“Negative Pledge”) is entered into this 5th day of June, 2007, by Span-America Medical Systems, Inc. (“Borrower”) to Carolina First Bank ("Bank").

Statement of Purpose. Simultaneously with the execution of this Negative Pledge, Borrower and Bank have entered into a Loan Agreement (“Loan Agreement”) to provide, inter alia, to the Borrower a revolving line of credit loan in the amount of Ten Million and no/100 Dollars ($10,000,000.00) (the "Loan") upon the terms and conditions more particularly described therein. As a condition precedent to the making of the Loan, the Bank has required Borrower to provide the pledge, promises, and assurances more particularly set forth hereinbelow.

Agreement. In consideration of the foregoing premises, and for other good and valuable consideration, the legal sufficiency of which are hereby acknowledged, Borrower hereby (i) represents and warrants to the Bank that, as of the date hereof, it has not pledged, granted any security interests in, transferred, leased, mortgaged, assigned, abandoned or otherwise disposed of any material part of its assets (including promissory notes and mortgages), whether consensual or otherwise, whether real or personal, except those in favor of lenders on a purchase money security interest basis or those previously released or otherwise disclosed to Bank in writing prior to the date hereof; (ii) covenants and agrees with the Bank that it shall not (A) pledge, grant any security interest in, or mortgage (except for granting Permitted Liens as defined in the Loan Agreement), or (B) except in the transfer of inventory in the ordinary course of business, transfer, lease, assign, abandon or otherwise dispose of, any of its right, title, and interest in and to any material part of its assets (including promissory notes and mortgages), whether real, personal or otherwise, whether now owned or hereafter acquired to any other party, for so long as any obligations are owed to the Bank in connection with the Loan or any commitment to lend shall exist under the Loan, without the prior written consent of Bank, and (iii) covenants and agrees with Bank that, upon the occurrence of an Event of Default (as defined in the Loan Agreement) under the Loan and the request of Bank, Borrower shall grant to Bank a first-priority, perfected security interest in and to all of Borrower's Accounts, Instruments, and Chattel Paper (as defined in the South Carolina Uniform Commercial Code), or if such security interest has already been granted take such steps as are commercially reasonable to perfect it in a manner senior to all other creditors other than creditors holding Permitted Liens as defined in the Loan Agreement.

Arbitration. This Negative Pledge shall be subject to arbitration under the terms and conditions provided in the Loan Agreement.

This Negative Pledge is executed to be effective as of the date first written above.

WITNESSES:		SPAN-AMERICA MEDICAL SYSTEMS, INC.

/s/ Deborah S. Crain	By:	/s/ Richard C. Coggins (Seal)
Its: Chief Financial Officer
/s/ Brenda L. H. Russell

STATE OF SOUTH CAROLINA	)
ACKNOWLEDGMENT
COUNTY OF GREENVILLE	)

I, the undersigned, a Notary Public, do hereby certify that Span-America Medical Systems, Inc. by Richard Coggins  its duly authorized CFO, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and seal, this 5th day of June, 2007.

/s/ Kathy W. Young
(Seal)	Notary Public for South Carolina My Commission Expires: 01-05-2014